Exhibit 21.1

List of Subsidiaries of TRI Pointe Homes, Inc.

Topaz Acquisition, Inc. (Washington)

TRI Pointe Communities, Inc. (Delaware)

TRI Pointe Contractors, LP (Delaware)

TRI Renew, Inc. (Delaware)